Exhibit 99.2

23301 Wilmington Avenue Carson, CA 90745-6209 310.513.7200 www.ducommun.com

FOR IMMEDIATE RELEASE

President and COO Joel H. Benkie to Retire from Ducommun Incorporated

LOS ANGELES, March 1, 2016—Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”) today announced that Joel H. Benkie has decided to retire from his position as president and chief operating officer effective March 31, 2016. Benkie, 59, joined Ducommun in 2012 as executive vice president and chief operating officer and was named president in 2014.

“Joel has played an important leadership role at Ducommun during a period of transition in our business and the markets we serve,” said Anthony J. Reardon, chairman and chief executive officer. “He has focused the Company on value-added solutions and championed our operational excellence and process improvement initiatives. Over the last few years we have put in in place a highly experienced and effective leadership team to drive market growth and the performance of Ducommun, and we will ensure this continuity going forward. I want to thank Joel for his contributions as a valued member of our executive team. We wish him all the best in his retirement.”

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (DAS) and Ducommun LaBarge Technologies (DLT). Additional information can be found at www.ducommun.com.

Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should”, “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Douglas L. Groves, Vice President, Chief Financial Officer and Treasurer, 310.513.7200

Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com

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